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                                                                 Exhibit 11.1



                                CV THERAPEUTICS, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                    Statement of Computation of Net Loss Per Share (In thousands, except net loss per share data)

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
                                                                         Three Months Ended             Six Months Ended
                                                                              June 30,                       June 30,
                                                                      -------------------------     -------------------------
                                                                         1997           1996           1997           1996
                                                                      ----------     ----------     ----------     ----------
Net loss                                                              $  (3,240)     $  (2,017)     $  (5,125)     $  (5,396)

Historical:
  Weighted average common stock outstanding                               6,909            382          6,628            376
  Shares related to Staff Accounting Bulletin Nos. 55, 64 and 83:
    Stock options                                                             -            340              -            340
    Warrants                                                                  -            965              -            965
                                                                      ---------      ---------      ---------      ---------
  Total shares used in calculating net loss per share                     6,909          1,687          6,628          1,681
                                                                      ---------      ---------      ---------      ---------
                                                                      ---------      ---------      ---------      ---------

Net loss per share                                                    $   (0.47)     $   (1.20)     $   (0.77)     $   (3.21)
                                                                      ---------      ---------      ---------      ---------
                                                                      ---------      ---------      ---------      ---------
Pro forma:
  Shares used in calculating net loss per share (per above)                              1,687                         1,681
  Preferred stock if-converted                                                           3,238                         2,906
                                                                                     ---------                     ---------
Total shares used in calculating pro forma net loss per share                            4,925                         4,587
                                                                                     ---------                     ---------
                                                                                     ---------                     ---------

Pro forma net loss per share                                                         $   (0.41)                    $   (1.18)
                                                                                     ---------                     ---------
                                                                                     ---------                     ---------
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